Contacts:

Dennis Beal, EVP/CFO
Corinthian Colleges, Inc.

714.427.3000 Ext. 432

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson Inc.

310.279.5980

HANK ADLER JOINS CORINTHIAN COLLEGES’ BOARD

Santa Ana, CA, August 30, 2004 – Corinthian Colleges, Inc. (NASDAQ:COCO) today announced that Hank Adler, 58, a retired partner with Deloitte & Touche LLP, has been elected as a new member of Corinthian’s board of directors. This election expands membership on Corinthian’s board of directors to seven, and increases the number of independent directors to five.

In Adler’s 30-year career with Deloitte & Touche, he specialized in tax accounting and real estate. Before his retirement in 2003, he served as primary client service and tax partner for a variety of public and private companies.

“We are pleased to bring the business acumen and expertise of Hank Adler to our board of directors,” said David Moore, president and chief executive officer of Corinthian Colleges, Inc. “His involvement in the tax, accounting and education communities augments the extensive experience and background of our other directors. We are looking forward to benefiting from his guidance.”

Adler is currently an assistant professor of accounting at Chapman University. In addition, he is a board member of Hoag Hospital Memorial Presbyterian and an active participant in Orange County community affairs. He chairs the Toshiba Senior Classic charity event, a PGA Senior Tour championship event, and, in the 1990s, served on the board of trustees and as president of the Irvine Unified School District.

Adler holds an MBA and bachelor’s degree in accounting from the University of California, Los Angeles.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in healthcare, business, criminal justice and technology. Upon completion of previously announced facilities closures and consolidations, the company will operate 89 colleges in 22 states in the U.S. and 35 colleges and 15 corporate training centers in seven Canadian provinces.

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